July 16, 2019

Mr. Steven Bosacki

VIA EMAIL

Dear Steve:

On behalf of BioPharmX, Inc. (the “Company”),  I am very pleased to confirm our offer to you of employment with the Company.  Subject to your acceptance of this offer and the conditions set forth below, your employment with the Company shall be governed by the following terms and conditions (this “Agreement”).

1.	Duties and Scope of Employment.

a.

Position.  For the term of your employment (your “Employment”), the Company agrees to employ you as a senior executive officer in the position of the sole Chief Operating Officer (“COO”). You will report solely to the Company’s Chief Executive Officer (“CEO”) and you will be working out of the Company’s office in San Jose, CA, provided, however, that the Company agrees you may telecommute from your residence in New Jersey as much as practical, provided such telecommuting does not materially interfere with your duties as COO, and provided you will be expected to regularly travel to the Company’s San Jose office as well as engage in other business travel, as needed.  You will be responsible for developing and executing the Company’s strategies, achieving business objectives as set forth by the CEO, increasing the Company’s stockholder value, and other duties commensurate with your position as COO. Your duties and responsibilities always will be at least commensurate with those duties and responsibilities normally associated with and appropriate for someone in the position of COO.  Effective on July 16, 2019, you will be appointed as the Company’s COO (the “Effective Date”).

b.

Obligations to the Company.  While you render services to the Company, (1) you may deliver lectures, fulfill speaking engagements, and teach at educational institutions provided that such activities do not materially interfere with the performance of your duties to the Company, and (2) you agree that you will not engage in any other employment, consulting, or other outside business activity (“Outside Activities”) except as set forth on the attached Exhibit A.  Any additional Outside Activities must be authorized in writing in advance by the CEO.  In addition, while you render services to the Company, you will not assist any other person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. As an employee, you will also be expected to comply with the Company’s policies and procedures.

c.

No Conflicting Obligations.  You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are materially inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned (or will return) all property and confidential information belonging to any prior employer, other than confidential information that has become generally known to the public or within the relevant trade industry.

3.	Term.

Subject to the terms of this Agreement and the payment obligations set forth herein, this      Agreement will remain in effect until terminated in accordance with the terms of the Agreement.  Upon a termination of employment, and to the extent requested in writing by the Company, you agree to resign from all positions you may hold with the Company and any of its subsidiaries or affiliated entities at such time.

2.	Cash Compensation.

a.

Base Salary. Your initial annual base salary (the “Base Salary”) will be $300,000 following the Effective Date, payable in accordance with the Company’s normal payroll practices.  Thereafter, your annual base salary may be increased as determined by the Board following the recommendation of the Compensation Committee of the Board (the “Compensation Committee”).

b.

Target Bonus.  You will be eligible for an annual bonus.  Your initial annual bonus target will be  40% of your Base Salary for the applicable fiscal year (your “Target Bonus”), and the actual bonus amount awarded (your “Actual Bonus”) will be determined by the Compensation Committee of the Board, in its sole discretion, based upon its evaluation of whether you and the Company have achieved mutually agreed Company and individual performance objectives.  To receive payment of any Actual Bonus, you must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided herein.  The Actual Bonus shall paid no later than March 15 of the year following the year to which the performance objectives relate. Your bonus participation will be subject to all the terms, conditions and restrictions of the applicable Company bonus plan or program,  if any, as may be amended from time to time, but only to the extent such plan or program is consistent with this Agreement.  Your Actual Bonus for fiscal year 2020, year ended January 31, 2020, will be determined by the Board based on achievement of Company financial and other performance metrics determined by the Board, pro-rated based upon the number of days you are employed during fiscal year 2020 after the Effective Date.

3.

Benefits & Paid Time Off. You will be entitled to participate in all employee retirement, welfare, insurance, benefit and paid time off programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives.

4.	Equity Awards. Subject to this Section 5, you will be granted an Option, as follows:

a.

Time-Based Stock Option.  Within thirty (30) days of the Effective Date (the “Grant Date”), the Company will grant you a stock option to purchase 91,000 shares of the Company’s common stock (the “Option”) under the Company’s 2016 Equity Incentive Plan (the “Equity Plan”).  The Option shall be granted with an exercise price equal to the closing price of the Company’s common stock on the NYSE American on the Grant Date.

The Option will be an incentive stock option to the maximum extent permitted by applicable law and the remainder will be a nonqualified stock option.  The Option will vest as to one thirty-sixth (1/36) of the shares subject to this Option on the last day of each calendar month until all such shares have vested; provided that, subject to Section 8 below, vesting will depend on your continued employment or services with the Company on the applicable vesting dates, and will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan and this Agreement.

b.

Non-Assumption upon Change in Control.  Notwithstanding anything to the contrary, if the Option or any other then-outstanding equity awards are not assumed, continued or substituted in a Change in Control (as defined below), then such unvested equity awards shall accelerate and become vested and exercisable (to the extent applicable) as to 100% of the then-unvested shares subject to the equity awards in effect immediately prior to the Change in Control.

c.

Future Equity. You will be eligible for future equity grants as determined by and pursuant to the terms established by the Board or the Compensation Committee. The amount and vesting terms for such future awards will be determined by the Board or the Compensation Committee.

5.

Expenses.  The Company will, in accordance with applicable Company policies and guidelines and the general oversight of the Compensation Committee, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.    The Company will reimburse you for the reasonable and necessary expenses that result from you traveling from your home in New Jersey to the Company’s San Jose office (or other business locations) in accordance with the Company’s policies and guidelines.

6.	Definitions. As used in this Agreement, the terms below have the following meanings.

a.

Cause. For purposes of this Agreement, “Cause” for the Company to terminate your employment hereunder shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion:

i.	your theft, dishonesty, breach of fiduciary duty, or falsification of any Company documents or records that has a material detrimental effect on the Company’s reputation or business;

ii.	your material failure to abide by the Company’s code of conduct or other material policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);

iii.

your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, your improper use or disclosure of the Company’s confidential or proprietary information);

iv.	any intentional act by you that has a material detrimental effect on the Company’s reputation or business;

v.	your willful disregard of any reasonable instructions from the Board after written notice from the Board of such disregard; or

vi.

your conviction (including any plea of guilty or nolo contendere) for a felony or conviction of any other criminal act that impairs your ability to perform your duties to the Company or has a material detrimental effect on the Company’s reputation or business.

provided, however, that the action or conduct described in clauses (ii), (iii), (iv) and (v) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure the same if such action or conduct is curable.

b.

Change in Control.  For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d‑3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then‑outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction (as defined in the Equity Plan); (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (iv), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction (as defined in the Equity Plan). For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount shall become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

c.	COBRA. For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

d.

Disability. For purposes of this Agreement, “Disability” shall have that meaning set forth in Section 22(e)(3) of the Code; provided, however, that the Company may not terminate your employment by reason of Disability unless you cannot perform the essential functions of your position, with or without reasonable accommodation, for a period of at least six months.

e.

Good Reason. For purposes of this Agreement, “Good Reason” for you to terminate your employment hereunder shall mean the occurrence of any of the following events or conditions without your written consent:

i.

a material decrease in your Base Salary, other than a decrease that applies generally to other senior executives of the Company (provided, however, that: (i) any such decrease without Executive’s consent will constitute a breach of this Agreement; and (ii) any such decreased Base Salary will not be considered your final Base Salary for purposes of Section 8 below);  or

ii.

a material, adverse change in your authority, responsibilities, or duties as COO, including without limitation any requirement that you report to any person(s) other than the Chief Executive Officer prior to a Change in Control;

provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice; and (3) you voluntarily terminate your employment thirty (30) days following the expiration of the foregoing thirty (30) day cure period if such condition(s) are not cured within such cure period.  The definition of “Good Reason” is intended to satisfy the Good Reason safe harbor requirements under Section 409A of the Code.

7.	Effect of Termination of Employment.

a.

Termination for Cause, Death or Disability, or Voluntary Resignation without Good Reason. In the event your employment is terminated for Cause, your employment terminates due to your death or Disability, you voluntarily resign your employment other than for Good Reason, you will be paid: (i) any earned but unpaid Base Salary, (ii)  the amount of any Actual Bonus earned and payable from a prior bonus period which remains unpaid by the Company as of the date of the termination of employment determined in good faith in accordance with customary practice, to be paid at the same time as bonuses are paid for that period to other eligible executives (for the avoidance of doubt, no bonus will be paid in respect of the year in which such termination occurs), (iii) other unpaid and then-vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards, including insurance and health and benefit plans in which you participate, unless otherwise specifically provided in this Agreement and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).

b.

Termination without Cause or Resignation for Good Reason, Absent a Change in Control. If the Company terminates your employment without Cause or if your employment is terminated by you due to your resignation for Good Reason, in either case more than one (1) month before or more than twelve (12) months following a Change in Control,  provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed general release of claims in favor of the Company in the form attached hereto as Exhibit B (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to:

i.	the Accrued Compensation;

ii.	a lump sum payment equal to nine (9) months of your then-current Base Salary; and

iii.

payment of the COBRA premiums (provided you timely elect COBRA coverage) by the Company to its insurer (or reimbursement to you of such premiums) for continued health coverage for you and your eligible dependents until the earlier of (x) nine (9) months; or (y) the date you become covered under a group health plan of another employer.

c.

Termination without Cause or Resignation for Good Reason, in Connection with a Change in Control. In the event a Change in Control occurs and if the Company terminates your employment without Cause or if you resign for Good Reason, in either case within the period beginning one (1) month before, and ending twelve (12) months following, such Change in Control; provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Section 8(b)), you shall be entitled to:

i.	the Accrued Compensation;

ii.	a lump sum payment equal to eighteen (18) months of your then-current Base Salary;

iii.

payment of the COBRA premiums (provided you timely elect COBRA coverage) by the Company to its insurer (or reimbursement to you of such premiums) for continued health coverage for you and your eligible dependents until the earlier of (x) Twelve (12) months; or (y) the date you  become covered under a group health plan of another employer; and

iv.

with respect to the Option and any other outstanding equity award the vesting shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Option and other equity awards effective immediately prior to the Change in Control.

8.

Miscellaneous.  For the avoidance of doubt, the benefits payable pursuant to Sections 8(b) through (c) are mutually exclusive and not cumulative. All lump sum payments provided in this Section 8 shall be made no later than the 60th day following your termination of employment (unless explicitly provided otherwise above).  Notwithstanding anything to the contrary in this Agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you during any period that you continue in a role with the Company that does not constitute a separation from service, and will be paid once you experience a “separation from service” from the Company within the meaning of Section 409A of the Code.  In addition, notwithstanding anything to the contrary in this Agreement, upon a termination of your employment, you agree to resign prior to the time you deliver the Release from all positions you may hold with the Company and any of its subsidiaries or affiliated entities at such time (including as a member of the Board and the boards or equivalent governing bodies of any subsidiaries or entities), and no payment will be made or become due to you until you resign from all such positions, unless requested otherwise by the Board.

9.

Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code, with equity all being reduced in reverse order of vesting and equity not subject to treatment under Treasury regulation 1.280G- Q & A 24(c) being reduced before equity that is so subject. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Accountants shall deliver to the Company and you sufficient documentation for you to rely on it for purpose of filing your tax returns. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10.

Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

11.

At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at-will,” meaning that either you or the Company (acting through the Board, excluding you) may terminate your employment at any time and for any reason, with or without cause, subject to the applicable payment obligations set forth herein. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

12.

Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which was been provided to you), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.

13.	Company Records and Confidential Information.

a.

Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of employment.

b.

Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

14.

Indemnification. You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

15.

Arbitration. You and the Company agree that any and all claims arising out of or related to this Agreement and your employment with the Company and termination thereof, shall be submitted to arbitration in Santa Clara County, California, before a single arbitrator, in accordance with the JAMS employment arbitration rules then in effect;  provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. This agreement to arbitrate does not restrict your right to file administrative claims before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitrator shall issue a written decision that contains the essential findings and conclusions upon which the decision is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

16.

Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment policy, and any additional compensation recoupment policy or amendments to the current policy adopted by the Board or as required by law, regulation or securities exchange listing agreement during the term of your employment with the Company that is applicable generally to executive officers of the Company.

17.	Miscellaneous.

a.

Absence of Conflicts; Competition with Prior Employer. You represent that the performance of your duties under this Agreement will not breach any other agreement as to which you are a party. You agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

b.

Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

c.

Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters with a copy to the Company’s General Counsel.

d.

Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

e.

Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

f.	Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law

g.

Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein.  This Agreement may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

h.	Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

i.

Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

[SIGNATURE PAGE TO AGREEMENT FOLLOWS]

Best regards,

/s/ David S. Tierney

David S. Tierney

President and Chief Executive Officer

BioPharmX, Inc.

I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the Company as set forth in this Agreement.

Accepted and agreed July 16, 2019:

/s/ Steven Bosacki

    Steven Bosacki

 [SIGNATURE PAGE TO AGREEMENT]

Exhibit A

Outside Activities

Exhibit B

Release

In consideration of the termination benefits (the “Benefits”) provided and to be provided to me by BioPharmX Corporation, or any successor thereof (the “Company”) pursuant to my Agreement with the Company dated           , 2019 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.

On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.” This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested, and to which I have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s insurance.

2.

In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency (“Government Agencies”).  I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information without notice to the Company.  This Release does not limit my right to receive an award for information provided to any Government Agencies. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between me and the Company, if any, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of California. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in my Agreement.

3.

I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4.

As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

5.

I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.

I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law unless and until they become publicly available.

7.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

8.

I agree that, for twenty-four (24) months following my termination of employment, I will not, directly or indirectly, make any disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance, and the Company agrees that neither it formally nor its officer or members of the Board of Directors will make, directly or indirectly, any disparaging statements or comments, either as fact or as opinion, about me. Nothing in this paragraph shall prohibit me or Company from providing truthful information in response to a subpoena or other legal process.

9.

I agree that, for twelve (12) months following my termination of employment, I will not, directly or indirectly, solicit away any employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so (provided, however, that this restriction will not apply to any consultants with whom I have a pre-existing business relationship).

10.

You and the Company agree that any and all claims arising out of or related to this Agreement and your employment with the Company and termination thereof, shall be submitted to arbitration in Santa Clara County, California, before a single arbitrator, in accordance with the JAMS employment arbitration rules then in effect;  provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. This agreement to arbitrate does not restrict your right to file administrative claims before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitrator shall issue a written decision that contains the essential findings and conclusions upon which the decision is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

11.

I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.

12.

In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.

13.

Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

14.	The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with Section 8 of the Agreement.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS.  I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT.  I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee ___________, ______.

Executed this ___________ day of ___________, ______.

Your Signature

Your Name (Please Print)

Agreed and Accepted:

BioPharmX Corporation

___________________________

By:

Date:

[Signature Page to General Release Agreement]